EXHIBIT B


                       Southwestern Electric Power Company



Name                                                 Position


Jack L. Ballard                             Director, Governmental Affairs

Thomas P. Brice                             Sr. Financial Consultant

David Camp                                  Business Consultant

Thomas J. Epperson                          Sr. Business Ventures Consultant

Bradley Hardin                              Texarkana Business Manager

William H. Lacefield                        Business Consultant

Dave Nesmith                                Power Marketing Account Manager

J. David Ozment                             Business Manager

Michael D. Smith                            President